EXHIBIT 99.1

                                                      Letter from CSW to
                                                      El Paso dated 6/9/95
  Central and South West Corporation
     1616 Woodall Rodgers Freeway
P.O. Box 660164 - Dallas,Texas 75266-0164
              214-777-1096

          FERD. C. MEYER, JR.
         Senior Vice President
                  and
            General Counsel


                                   June 9, 1995


Mr. David H. Wiggs, Jr.
Chairman and Chief Executive Officer
Mr. Curtis L. Hoskins
President
Board of Directors
El Paso Electric Company
303 North Oregon
El Paso, Texas  79901

           Re:  Notice of Termination and Response to
                Request for Extension of Termination Date

Gentlemen:

      This letter (i) constitutes notice of termination of the Agreement and Plan of Merger among El Paso Electric Company ("EPE"), Central and South West Corporation ("CSW") and CSW Sub, Inc. ("CSW Sub") dated as of May 3, 1993, as amended (the "Merger Agreement"), and (ii) responds to the May 22, 1995 letter from EPE requesting a six-month extension of the Termination Date.

      Pursuant to Sections 9.1(b) and (d) and 10.1 of the Merger Agreement, CSW, by and through its Board of Directors, hereby gives its notice of termination of the Merger Agreement to EPE's President and Board of Directors. CSW also declines to grant EPE's requested extension of the Termination Date because CSW has reasonably determined that one or more closing conditions are incapable of being satisfied on or before the Termination Date as extended. The granting of the extension would therefore be futile. Moreover, EPE's extension request is not supportable under existing facts and circumstances.

I.   Termination - Failure of Conditions

      CSW has the right to terminate the Merger Agreement if one or more of the closing conditions set forth in Article VIII of the Merger Agreement have not been satisfied on or before June 8, 1995. As described herein, a number of closing conditions were not fulfilled by June 8, 1995. These unsatisfied closing conditions include, but are not limited to, the following:



 Central Power and Light Company - Public Service Company of
       Oklahoma - Southwestern Electric Power Company
 West Texas Utilities Company - Transok, Inc. - Central and
                  South West Services, Inc.


Mr. David H. Wiggs, Jr.
June 9, 1995
Page 2



           A. All required regulatory approvals and rate orders of the Public Utility Commission of Texas, the New Mexico Public Utility Commission, the Federal Energy Regulatory Commission, the Securities and Exchange Commission, and the Nuclear Regulatory Commission must have been received and become Final Orders and must be in effect. Merger Agreement at Sections 8.2(b), 8.3(g).

           B.   No  Governmental Authority  shall  have
     enacted any law, rule, regulation, or ordinance, or issued an order, that would have an EPE
     Material Adverse Effect upon the prospects for the business of Reorganized EPE after the Merger.
     Merger Agreement at Section 8.2(c).

          C. No EPE Material Adverse Effect shall have occurred and no fact or circumstance shall exist which may reasonably be expected to give rise to an EPE Material Adverse Effect. Merger Agreement at Section 8.3(f).

II.  Termination - Breaches

     In a letter dated May 23, 1995, CSW gave written notice of EPE's material breaches of its representations, warranties, covenants, and agreements under the Merger Agreement and requested that the breaches be remedied within ten (10) days of receipt thereof. The May 23 letter identified the following material breaches:

    *     EPE's failure to remedy the material adverse effects
          identified  in  his  September  12,  1994   letter
          (constituting breaches of EPE's representations and warranties under Sections 3.6 and 8.3(b) and its covenants and agreements under Sections 5.2(o) and
          (p) and 6.8  of  the  Merger Agreement);

    * EPE's action in Bankruptcy Court seeking to enjoin the PUCT, which caused the PUCT to postpone its consideration of the Merger, and which filings were not provided to CSW in advance (constituting breaches of EPE's agreements and covenants under Sections 5.2(o), 6.8 and 7.1 of the Merger Agreement);

    *     EPE's pursuit of a stand-alone plan  in  lieu   of
          the proposed Merger, including actively participating in discussions with, and otherwise assisting,
          facilitating,   and   encouraging  other  persons,
          including representatives of EPE's creditors and shareholders, in connection with possible proposals regarding reorganization of EPE, and expending
          substantial sums in doing  so,  thereby   reducing
          EPE's  value   and  breaching Sections  5.3(b) and
          6.8 of the Merger  Agreement; and


Mr. David H. Wiggs, Jr.
June 9, 1995
Page 3



    * EPE's action, in further pursuit of a stand-alone plan, to reward its own senior management through abnormal stock option grants in breach of Sections
          5.2(g) and 5.2(m) of the Merger Agreement.

     These breaches have not been cured.  In addition, EPE's
pursuit   of  a  stand-alone  plan  constitutes   a   breach
permitting termination under Section 9.1(b)(iii) of the Merger Agreement.

III. Merger Agreement Void; Plan Revoked

      By virtue of this termination, effective upon receipt of this letter, the Merger Agreement has become void and no further liability exists on the part of CSW or its officers or directors to any party. Merger Agreement at Section 9.2.

      CSW reserved the right under the Plan, at any time prior to the Effective Date, with or without approval of the Bankruptcy Court, to revoke or withdraw the Plan. Plan at
Section 6.7. Accordingly, CSW hereby gives its notice to EPE of revocation of the Plan, which notice shall be contemporaneously filed with the Bankruptcy Court. Consequently, the Plan and confirmation order shall be of no further force or effect.

      The decision of CSW's Board of Directors to terminate the Merger Agreement was made only after a careful review and consideration of all facts and circumstances bearing thereon. We regret that CSW's best efforts did not result in the consummation of the Merger under the terms set forth in the Merger Agreement.

                         Very truly yours,

                         CENTRAL AND SOUTH WEST CORPORATION


                         By:  Ferd. C. Meyer, Jr.
                              Senior Vice President
                                 and General Counsel


FCM/ml

cc:  Akin, Gump, Strauss,
       Hauer & Feld, L.L.P.
     4100 First City Center
     1700 Pacific Avenue
     Dallas, TX  75201-4518
     Attn.:  Allen P. Miller, P.C.